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                                                               EXHIBIT 99(a)(12)





Dave Kvamme, media inquires, (503) 464-6272
Scott Hibbs, investor inquires, (503) 731-2123

February 5, 1998

FERC REMOVES CONDITION TO PACIFICORP ACQUISITION OF THE ENERGY GROUP

Portland, OR - PacifiCorp (NYSE: PPW) noted today that the Federal Energy Regulatory Commission (FERC) has issued an order approving the sale of the FERC jurisdictional assets of Citizens Power to Lehman Brothers Holdings, Inc.

The approval of the sale of these assets by FERC was a condition of the acquisition of The Energy Group PLC (TEG) (LSE/NYSE: TEG), which owns Citizens Power, by PacifiCorp. The assets being sold include FERC tariffs, contracts and associated records. Under the terms of the sale, TEG retains the Citizens Power name and employees. Citizens Power specializes in energy marketing and Non-Utility Generator contract restructuring.

On February 3, 1998, PacifiCorp announced a new cash tender offer of 7.65 pounds ($12.62) per share for TEG and both companies' boards of directors have unanimously approved the transaction.

FERC's approval was the only specific regulatory condition of the offer.

The UK government cleared the acquisition in December.


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